Exhibit 99.2 - Joint Filer Information and Signature

Joint Filer:

1. Name:	Brookfield Property Partners Limited
Address:	73 Front Street, 5th Fl., Hamilton HM 12 Bermuda

BROOKFIELD PROPERTY PARTNERS LIMITED

By: /s/ Jane Sheere	8-9-13
Name: Jane Sheere	Date
Title: Secretary